Exhibit 19
INSIDER TRADING POLICY
Revised as of February 23. 2026
PURPOSE
This policy pertains to the disclosure of material non-public information (as defined herein) regarding Alignment Healthcare, Inc. (“Alignment” and together with its subsidiaries, the “Company”) to trading in securities while in possession of such inside information. It is intended to ensure that all officers, directors and employees of the Company comply with the applicable laws and regulations concerning securities trading, commonly known as “insider trading”. Insider trading and stock tipping, as discussed below, are criminal offenses subject to severe criminal and civil consequences. Any violation of this policy could subject Alignment Personnel (as defined below) to disciplinary action, up to and including termination. Appropriate judgment should be exercised in connection with all securities trading. Specific questions regarding this policy or applicable law should be directed to the General Counsel of Alignment or a designee of the General Counsel.
SCOPE
This policy applies to the Company, its officers, directors, employees and applicable consultants (collectively, “Alignment Personnel”). The same restrictions described in this policy also apply to each Alignment Personnel’s spouse, minor children and anyone else living in an Alignment Personnel’s household, partnerships in which Alignment Personnel are a general partner, trusts of which Alignment Personnel are a trustee, estates of which Alignment Personnel are an executor and investment funds or other similar vehicles with which Alignment Personnel are affiliated (collectively “Related Parties”). Alignment Personnel will be responsible for compliance with this policy by their Related Parties.
RESPONSIBILITY FOR IMPLEMENTATION
All Alignment Personnel are responsible for implementation of this policy. The General Counsel of Alignment or a designee of the General Counsel is specifically responsible for implementing the Trading Window provisions of this policy.
APPLICATION
The Company requires all Alignment Personnel to comply with applicable securities laws. Alignment Personnel and their Related Parties must never:
1.Buy, sell or engage in transactions in Company securities at any time while aware of material non-public information about the Company.
2.Buy or sell securities of other companies at any time while aware of material non-public information about those companies that Alignment Personnel become aware of as a result of business dealings between the Company and such other companies.

3.Disclose material non-public information to any unauthorized persons outside the Company (including family members), commonly known as “tipping.” Alignment Personnel are prohibited from “tipping” other persons about material non-public information or otherwise making unauthorized disclosures or use of such information, regardless of whether the person profits or intends to profit by such tipping, disclosure or use. You must take steps to prevent the inadvertent disclosure of material non-public information to unauthorized persons outside the Company. If you believe that the disclosure of material non-public information is necessary or appropriate for business reasons, you must consult with the General Counsel of Alignment or a designee of the General Counsel to ensure that they concur that such disclosure is necessary, and to ensure that any such disclosure will comply with all applicable laws.
Information is considered material if a reasonable investor would consider it important in making an investment decision. If you are motivated to buy or sell a security because of information you possess, the information will be considered material. Material information may be positive or negative. Examples of material information include expected earnings or revenues for a calendar period, as well as company projections as to future earnings or revenues or other guidance concerning earnings; the fact that earnings are inconsistent with consensus expectations; proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, dispositions, joint ventures or tender offers; purchases or sales of substantial assets; significant write-downs in assets or increases in reserves; a planned offering of additional new classes of securities; changes in dividend policy or declaration of a stock split; changes in senior management or other key employees; changes in credit ratings; a significant business development; significant legal or regulatory exposure due to a pending or threatened lawsuit or investigation; changes in legislation affecting the Company’s business; gain or loss of a business partner; impending bankruptcy or other financial liquidity problems; or a material cyber incident that has not been disclosed.
Non-public information is sometimes referred to as confidential information and means information about the Company that is not known to the public-at-large. All information is considered non-public until the first trading day after the information has been widely released through a press release, news wire or a report filed with the U.S. Securities and Exchange Commission.
For purposes of this policy, references to trading or to transactions in Company securities include purchases or sales of the Company stock, bonds, options, puts and calls, derivative securities based on securities of the Company, gifts of Company securities, loans of Company securities, hedging transactions involving or referencing Company securities, contributions of Company securities to a trust, sales of Company stock acquired upon the exercise of stock options, broker-assisted cashless exercises of stock options and market sales to raise cash to fund the exercise of stock options.
If your transaction in securities of the Company becomes the subject of scrutiny, it will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.

While in possession of material non-public information, Alignment Personnel and their Related Parties are prohibited from trading in any Company securities as to which Alignment Personnel and their Related Parties have a “beneficial” or financial interest, or over which a person exercises investment control, including, but not limited to, trades in Company securities made under an employee benefit plan, such as a 401(k) plan. This Policy also applies to the following elections under a 401(k) plan (if and when the Company makes Company securities an investment alternative under our 401(k) plan):
•increasing or decreasing periodic contributions allocated to the purchase of Company securities;
•intra-plan transfers of an existing balance in or out of Company securities;
•borrowing money against the account if the loan results in the liquidation of any portion of Company securities; and
•pre-paying a loan if the pre-payment results in allocation of the proceeds to Company securities.
Specific Prohibition Regarding Puts, Calls, Options, Purchases on Margin, Etc.
Because we believe it is improper and inappropriate for any person to engage in short-term or speculative transactions involving Company securities, Alignment Personnel and their Related Parties are prohibited from engaging in any of the following activities with respect to securities of the Company:
•Pledging/purchases of securities of the Company on margin. You may not purchase securities of the Company on margin or pledge, or otherwise grant a security interest in, securities of the Company in margin accounts.
•Short sales (i.e., selling stock you do not own and borrowing the shares to make delivery). The SEC effectively prohibits directors and officers from selling Company securities short. This policy is simply expanding this prohibition to cover all employees.
•Buying or selling puts, calls, options or other derivatives in respect of securities of the Company. This prohibition extends to any instrument whose value is derived from the value of any securities (e.g., common stock) of the Company.
Although the Company discourages speculative hedging transactions, the Company permits long-term hedging transactions that are designed to protect an individual’s investment in Company securities (i.e., the hedge must be for at least six months and relate to stock or options held by the individual). If you wish to engage in any such transaction, you must pre-clear it in accordance with the pre-clearance procedures described in this policy (even if you are not one of the persons otherwise required to submit your transaction in Company securities to pre-clearance). Because these activities raise issues under the federal securities laws, any person intending to engage in permitted hedging transactions is strongly urged to consult legal counsel.

Although the Company is not prohibiting standing or limit orders, you should use extreme caution if you engage in standing or limit orders (other than as established in connection with a Rule 10b5-1 plan) because you might become aware of material non-public information after establishing an order. This could lead to inadvertent trading while in possession of material non-public information.
Mandatory Trading Blackouts/Open Trading Windows:
The Company imposes certain restrictions on specified senior officers, management, directors and employees and their Related Parties when trading in Company securities. These restrictions govern even though the transactions may be permissible under law and apply to the following persons hereafter defined as the “Designated Persons”:
•All members of the board of directors of the Company and their secretaries and other assistants;
•All senior executives of the Company, meaning the Chief Executive Officer, the Chairman, the Chief Financial Officer, the President, their specified direct reports and any other officer subject to Section 16 of the Exchange Act and their secretaries and other assistants;
•Certain employees that are a part of accounting, finance and legal teams; and
•Any other employees designated by the General Counsel of Alignment or a designee of the General Counsel as a Designated Person as such list may be updated from time to time.
The Company has adopted the following mandatory trading blackouts and open trading window requirements:
•Open Trading Window. Other than transactions made subject to an approved 10b5-1 trading plan, Designated Persons and their Related Parties may only enter into transactions in Company securities (including option exercises and gifts) during an open trading window that commences after the completion of one full trading day following the public release of the Company’s quarterly or annual financial results and ends after the close of trading on the 15th day of the third month of each calendar quarter (i.e., March 15th, June 15th, September 15th and December 15th). If such date falls on a weekend or nationally recognized holiday, then the open window period for such quarter shall end after the close of trading on the next trading trading day thereafter. After the close of the trading window, Designated Persons and their Related Parties may not purchase, sell or otherwise dispose of any of the Company’s securities. The prohibition against trading while aware of, or tipping of, material non-public information applies even during an open trading window. For example, if during an open trading window you are aware that a material acquisition is pending, you may not trade in the Company’s securities. You should consult the General Counsel of Alignment or a designee of the General Counsel whenever you are in doubt.

•Notification of Designated Persons: In order to assist in compliance with this policy, the General Counsel of Alignment or a designee of the General Counsel will deliver an e-mail (or other communication) notifying Designated Persons each quarter of the opening and closing of the trading window. Delivery or nondelivery of these e-mails (or other communication) does not relieve Designated Persons of their obligation to comply with this policy.
•Cancellation of Open Trading Window. The Company will conduct an evaluation each quarter to determine whether the scheduled trading window should be cancelled. The Company may close an open trading window or open a closed trading window early at any time, as deemed appropriate by the General Counsel or other members of senior management. The General Counsel of Alignment or any designee of the General Counsel, in his or her own discretion, may from time to time remove one or more employees from the list of Designated Persons.
•Pre-clearance of Trades: During an open trading window, all directors and Section 16 Officers (as defined below) and their Related Parties must pre-clear all transactions in Company securities with the General Counsel of Alignment or a designee of the General Counsel. Due in part to the Section 16 rules and in order to assist in compliance with the Form 4 reporting requirements described below, this Policy requires all Section 16 Officers to obtain written pre-clearance from our General Counsel no later than one business day before the proposed date of execution of transactions involving the Company’s securities, including open market transactions. Pre-cleared transactions may only be performed during the open trading window in which approval was granted.
•10b5-1 Trading Plans: A 10b5-1 trading plan is a binding, written contract between any individual and his or her broker that specifies the price, amount, and date of trades to be executed in the established broker account in the future, or provides a formula or mechanism that the broker will follow. In addition, a 10b5-1 trading plan must not permit the individual to exercise any subsequent influence over how, when or whether the purchases or sales are made. If an individual wishes to trade pursuant to a 10b5-1 trading plan, he or she must obtain the approval of the General Counsel of Alignment or a designee of the General Counsel prior to entering into the 10b5-1 trading plan and prior to modification of such a plan. The General Counsel of Alignment or a designee of the General Counsel must review the 10b5-1 trading plan for compliance with this policy and, as appropriate, with the Company’s stock ownership and retention guidelines. The Company reserves the right to withhold pre-clearance of any 10b5-1 trading plan that the General Counsel of Alignment or a designee of the General Counsel determines is not consistent with the rules regarding such plans. Notwithstanding any pre-approval of a 10b5-1 trading plan, the Company assumes no liability for the consequences of any transaction made pursuant to such plan. In addition, an individual may only enter into or modify the 10b5-1 trading plan during an open trading window and while not in possession of any material non-public information. Any individual who enters into or modifies a 10b5-1 trading plan pursuant to the requirements set forth above must also notify the General Counsel of Alignment or a designee of the General Counsel promptly upon modification or termination of such plan.
•Section 16 Rules and Reports. Section 16 of the Exchange Act imposes on certain officers and all directors of the Company (“Section 16 Officers”) three substantive obligations and restrictions. First, Section 16 Officers must report, on a Form 4, transactions involving the Company’s securities (including open market purchases) within two business days of the transaction. Second, Section 16 provides that any profit realized by a Section 16 Insider upon a “short swing” transaction (i.e., any purchase and sale, or any sale and purchase, of any equity security of the Company within a period of less than six months) must be disgorged and surrendered. Third, Section 16 prohibits Section 16 Officers from engaging in any short sales of the Company’s equity securities. The Section 16 rules, obligations and restrictions are complex and, while the Company endeavors to assist Section 16 Officers with their Form 4 reporting requirements (described above), the Section 16 Officers are ultimately responsible for compliance. As noted above, Section 16 Officers must obtain prior written clearance from our General Counsel no later than one business day before the proposed date of execution of transactions involving the Company’s securities, including open market transactions. Questions regarding Section 16 and compliance with its terms should be directed to our General Counsel.
•Confidentiality Obligations: The restrictions set forth in this Policy are designed to avoid misuse of material nonpublic information in violation of the securities laws. These restrictions are in addition to, and in no way alter, the general obligations that each director, officer and employee of the Company has to maintain the confidentiality of all confidential or proprietary information concerning the Company and its business, as well as any other confidential information, that may be learned in the course of service or employment with the Company. No such information is to be disclosed to any other person with the Company, unless that person has a clear need to know that information, and no such information may be disclosed to any third parties, except as required or otherwise contemplated by your function or position.
•Hardship Exemptions: In the event of exceptional personal hardship, a Designated Person may request a hardship exemption from the General Counsel of Alignment or a designee of the General Counsel for permission to trade outside the trading window, if the person does not possess any material non-public information and not otherwise prohibited from trading pursuant to this policy.
•Public Offering. The restrictions shall not apply with respect to a public offering of Company securities specifically authorized by board of directors or Alignment or duly authorized board committee.
•Application after Termination of Employment: This policy continues to apply after Alignment Personnel has terminated their employment or other affiliation with the Company for as long as the Alignment Personnel is aware of material non-public information or until such time as the information is no longer material.

•Assistance: Any person who has any questions about this policy or about specific transactions may contact the Company’s General Counsel or his or her designee. Remember, however, that the ultimate responsibility for adhering to this policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment and to ask before acting if you are unsure.